Exhibit 4.40

English Summary

of

Underwriting Agreement regarding Medium Term Notes of China Telecom

Corporation Limited in 2008

Among

China Telecom Corporation Limited

and

Industrial and Commercial Bank of China Limited

and

CITIC Securities Company Limited

China Telecom Corporation Limited (“Party A”), Industrial and Commercial Bank of China Limited (“Party B”) and CITIC Securities Company Limited (“Party C”) entered into an underwriting agreement regarding medium term notes of China Telecom Corporation Limited in 2008 (the “Agreement”) on April 15, 2008.

The key terms and conditions of the Agreement are summarized as follows:

Issuance of Medium Term Notes:

Party A has registered its proposed issue of medium term notes in total principal amount of RMB 20 billion with the National Association of Financial Market Institutional Investors under the Agreement. Party A intends to issue the first tranche of medium term notes in aggregate principal amount of RMB 10 billion. The term for the first tranche of medium term notes is three years.

Underwriters:

Party B is the lead underwriter and Party C is the joint lead underwriter.

Underwriting Method:

The lead underwriter and the joint lead underwriter shall set up the underwriting syndicate. The issue of the medium term notes is through a book building and centralized allocation process and the lead underwriter and the joint lead underwriter commit stand-by underwriting for the issue of the medium term notes. The respective stand-by underwriting proportions of Party B and Party C are 70% and 30%.

Determination of the Interest Rate:

Party B and Party C shall propose to Party A with a range of interest rates for book-building based on market conditions for Party A’s acceptance; Party A, Party B and Party C shall jointly determine in writing the actual interest rate of the medium term notes based on the results of the book-building process.

Conditions:

The conditions precedent to the performance of their underwriting obligations under the Agreement by Party B and Party C include the following: (1) the aggregate amount of note issuance complies with the relevant regulations and has been approved by the relevant government authorities; (2) Party A has obtained written authorization or approval from its decision-making organ for the issue of the medium term notes in accordance with its articles of association or other internal documents; (3) Party A has provided to Party B and Party C with all the materials necessary for the issuance and warrants the truthfulness and completeness of such materials; (4) Party A undertakes to make information disclosures regarding the medium term notes in accordance with the relevant regulations; and (5) no event of force majeure, breach of contract by Party A or change of circumstances as set forth in the Agreement occurs.

Underwriting, Deposit and Repayment of the Medium Term Notes:

The underwriting, deposit and payment of the medium term notes shall comply with the registration information of the medium term notes of China Telecom Corporation Limited for the year of 2008 as publicly announced by the National Association of Financial Market Institutional Investors, and other relevant regulations.

Rights and Obligations:

Party A’s rights and obligations include: (1) to fully and timely obtain the proceeds from the issue of the medium term notes and pay the principal amount and the interests; (2) to inspect the book-building information at any time; (3) to fully and timely repay the matured amount for the medium term notes and pay the underwriting commissions pursuant to the Agreement; and (4) to promptly inform Party B, Party C, and creditors of the medium term notes (i.e., holders of medium term notes under the Agreement, the “Creditors”) of the occurrence of any event of force majeure, breach of contract or change of circumstances and cooperate with these parties to take necessary measures; etc.

Party B’s and Party C’s rights and obligations include: (1) to set up the underwriting syndicate; (2) to request Party A to timely and fully repay the matured amount for the medium term notes; (3) to take measures when any event force majeure, breach of contract or change of circumstances occurs; (4) not to over-allot the medium term notes and not to issue the medium term notes ahead or behind the schedule; (5) to perform the underwriting obligations pursuant to the Agreement; (6) to assist Party A in determining the issuance scheme, advise on the documents provided by Party A relating to the note issuance, assist Party A in conducting information disclosures, and proceed with the registration and deposit procedures together with Party A; and (7) to prepare documents for filing and medium term notes investment materials in compliance with relevant rules of the regulatory authorities; etc.

Underwriting Commission:

The amount of underwriting commission = Par value of the medium term notes × Annual rate for the underwriting commission (0.3%) × Term (in year)

Representations, Warranties and Undertakings:

Each party represents and warrants that (1) it was duly incorporated; (2) it has full corporate power and authority to execute and perform the Agreement; (3) its performance of the obligations under the Agreement does not violate any constitutional documents of that party, or any contracts or regulations binding on that party; and (4) there is no action, arbitration, legal or administrative proceeding, or government investigation which is pending or may potentially affect the relevant party’s execution or performance of the Agreement.

Party A further undertakes with respect to each issue of the medium term notes under the Agreement that (1) it will provide true, correct, and complete copies of all documents, materials and data required for the preparation by Party B and Party C of the documents for the issue of the medium term notes, and to provide true, correct and complete copies of all documents, materials and data relating to the medium term notes investment, as well as other information required to be disclosed by relevant regulations; (2) the medium term notes under the Agreement constitute direct, unsecured, unconditional and non-subprime debts assumed by Party A; and (3) it will not to provide any additional security to its other direct, unsecured, unconditional and non-subprime debts, unless the same security is provided to the medium term notes issued under the Agreement.

Events of Force Majeure:

Events of force majeure refer to the objective events, whose occurrence is unforeseeable, unavoidable and insurmountable, including: (1) issuance of any law or policies of the relevant government authorities, which imposes restrictions on the execution or performance of the Agreement; (2) the occurrence of any significant political change, natural disaster or other events that are beyond the parties’ control, which will force the issuer to cancel or make substantial change to the issuance scheme; (3) other events that have or will have material and adverse effects on Party A’s business operation, financial situation or prospect or the issue of the medium term notes, including but not limited to changes of benchmark interest rate or required reserve ratio, significant political changes, natural disasters and wars; and (4) any other event that the parties recognize as an event of force majeure in writing.

Breach of Contract:

Party A is in breach of contract, if (1) Party A fails to make full and timely payment to Party B, Party C or the Creditors; (2) Party B, Party C or the Creditors suffer any loss due to Party A’s fault; (3) Party A violates any representation, warranties or undertakings or fails to perform any obligations under the Agreement, as a result of which Party B, Party C or the Creditors suffer any loss; (4) the quality of Party A’s assets deteriorates, having a material and adverse effect on Party A’s abilities to issue or repay the medium term notes; (5) Party A or its senior management is in any material violation of laws, having a material and adverse effect on Party A’s ability to issue or repay the medium term notes; or (6) Party A violates its information disclosure obligations under the relevant regulations.

Party B or Party C is in breach of contract, as the case may be, if (1) the party fails to make full and timely payment to Party A with the proceeds pursuant to the Agreement; (2) Party A suffers any loss due to any fault; or (3) the party violates any of its representation, warranties or undertakings or fails to perform any obligations under the Agreement, which causes any loss to Party A.

Change of Circumstances:

The events that constitute change of circumstances include (1) any material change of Party A’s senior management or operational situations; (2) Any material change of Party A’s net assets; and (3) any reorganization or merger event of Party A, having a material and adverse effect on Party A’s abilities to issue or repay the medium term notes.

Creditors’ Meeting:

Upon the occurrence of any breach of contract by Party A or any change of circumstances, Party B and Party C shall have the right to convene the creditors’ meeting. The creditors’ meeting may set up different voting requirements with respect to resolutions of different matters. Any resolution approved by the Creditors representing creditor’s rights of two thirds of the outstanding balance of the medium term notes, such as resolutions with respect to selection of representatives of the Creditors, disposal of creditors’ rights, or accelerated repayment, shall be binding on Party A and all Creditors.

Settlement of Disputes:

Any dispute shall firstly be resolved by the parties through negotiation. In case no settlement can be reached through negotiation, the dispute may be submitted to a people’s court in the place where the defendant is domiciled.

Effectiveness of the Agreement:

The Agreement shall become effective upon execution by the parties with corporate seals and expire when all the creditor’s rights and liabilities of all the parties under the Agreement terminate.

Termination of the Agreement by a Party:

Party B and Party C are entitled to terminate the Agreement if any of the following events occur: (1) it is found that Party A does not satisfy the requirements for issuing the medium term notes as set forth by Party B and Party C; (2) Party A is in breach of the Agreement or fails to perform its obligations under the Agreement; and (3) there occurs any breach of contract by Party A, any change of circumstances or any event of force majeure as set forth in the Agreement.

Party A is entitled to terminate the Agreement if any of the following events occur: (1) Party B and Party C is in breach of the Agreement or fails to perform their obligations under the Agreement, as a result of which Party A is not able to issue the medium term notes as proposed; and (2) The representations, warranties and undertakings made by Party B and Party C regarding the issue of the medium term notes are materially untruthful, or are misleading, or fail to be carried out, which substantially affect the performance of the Agreement.

Assignment of the Agreement:

No party shall assign its rights or obligations under the Agreement without written consent of all the parties.

English Summary

of

Supplemental Agreement

to

the Underwriting Agreement regarding Medium Term Notes of China Telecom

Corporation Limited in 2008

Among

China Telecom Corporation Limited

Industrial and Commercial Bank of China Limited

and

CITIC Securities Company Limited

China Telecom Corporation Limited (“Party A”), Industrial and Commercial Bank of China Limited (“Party B”) and CITIC Securities Company Limited (“Party C”) entered into the underwriting agreement regarding medium term notes of China Telecom Corporation Limited in 2008 (the “Original Agreement”) on April 15, 2008. Party A, Party B and Party C further entered into a supplemental agreement to the Original Agreement (the “Supplemental Agreement”) on December 15, 2008, to make certain fee arrangements for Party A’s issue of the second tranche of the medium term notes.

The key terms and conditions of the Agreement are summarized as follows:

Issuance of the Second Tranche of Medium Term Notes:

In October of 2008, Party B and Party C assisted Party A in publicly launching the issue of the second tranche of medium term notes to the PRC inter-bank debenture market with the aggregate principal amount of RMB 10 billion. The term for the second tranche of medium term notes is five years.

Underwriting Commission:

The amount of the underwriting commission for the second tranche of medium term notes = Par value of the medium term notes × Annual rate for the underwriting commission (0.25%) × Term (in year). The net amount of the underwriting commission actually payable by Party A after the issue of the second tranche of the medium term notes is RMB 123,230,000.

Continued Services Fee:

Party B and Party C agree to jointly pay the continued services fee required for the issue of the second tranche of the medium term notes pursuant to the respective stand-by underwriting proportions set forth in the Original Agreement, including the deposit registration fee, interest repayment fee, and agency services fees relating to the continued services to this issue of the medium term notes such as rating and legal services. The total amount of the continued services fee is RMB 1,770,000, which shall be deducted from the respective underwriting commissions that Party A shall pay to Party B and Party C. Any continued services fee occurred over the amount set forth in the Agreement shall be paid by Party A.

Effectiveness of the Supplemental Agreement:

The Supplemental Agreement shall become effective upon execution by the parties with corporate seals. If there is any conflict between the Supplemental Agreement and the Original Agreement, the relevant provisions of the Supplemental Agreement shall prevail.